DELEGATION AGREEMENT



                  Agreement dated as of January 21, 2003 (the "Agreement") between ALPS Mutual Funds Services, Inc. ("ALPS") and Denver Investment Advisors LLC ("DIA").

                                   BACKGROUND

                  1. ALPS has entered into a Bookkeeping and Pricing Agreement dated November 1, 2000 (the "Pricing Agreement") between Westcore Trust (the "Trust") and ALPS, successor in interest to ALPS Distributors, Inc. (formerly known as ALPS Mutual Funds Services, Inc.).

                  2. Under Section 3 of the Pricing Agreement, ALPS is required to perform certain pricing services for the Trust, including the timely calculation and transmission to NASDAQ of the daily net asset value and public offering price of each of the Trust's portfolios (each, a "Fund") (such determinations to be made in accordance with the provisions of the Trust's Amended and Restated Declaration of Trust and the then-current prospectuses and statements of additional information relating to the Funds, and any applicable resolutions of the Board of Trustees of the Trust).

                  3. DIA acts as the investment adviser to certain of the Funds pursuant to the Amended and Restated Investment Advisory Agreement, dated November 1, 2000 (the "Advisory Agreement"), between DIA and the Trust.

                  4. In accordance with the Trust's Pricing Policies and Fair Valuation Procedures (as such Pricing Policies and Fair Valuation Procedures may be in effect from time to time, the "Pricing Policy"), DIA is required to (a) have primary responsibility to monitor certain events with respect to the Funds' portfolio securities (to determine whether DIA is required to determine the price of one or more of the securities held in the Funds' respective portfolios), (b) from time to time, to determine the price of one or more securities held in the Funds' respective portfolios and (c) to carry out certain other duties set forth in the Pricing Policy.

                  5.   Accordingly,   ALPS   desires  to  delegate  to  DIA  the
responsibilities identified in the Pricing Policy as in effect from time to time as being responsibilities of DIA and DIA desires to accept such delegation.

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                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

                  1. Delegation of Certain Monitoring and Pricing Responsibilities. ALPS hereby delegates to DIA the primary responsibility for monitoring the events and performing the duties identified from time to time in the Pricing Policy as being the primary responsibility of DIA to monitor or perform, as applicable, and hereby delegates to DIA the other responsibilities identified from time to time in the Pricing Policy as being the responsibility of DIA. DIA hereby accepts such delegation.

                  2. Entire Agreement/Counterparts. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between the parties with respect to the subject matter herein contained. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

                                       ALPS MUTUAL FUNDS SERVICES, INC.

                                       By:      ____________________________
                                                Name:
                                                Title:


                                       DENVER INVESTMENT ADVISORS LLC

                                       By:      _____________________________
                                                Name:
                                                Title: